Schedule A

to the

Distribution Agreement between

Park Avenue Securities LLC and

Guardian Variable Products Trust

Dated August 8, 2016

Amended March 28, 2018

Funds
Guardian Large Cap Disciplined Growth VIP Fund
Guardian Large Cap Fundamental Growth VIP Fund
Guardian Integrated Research VIP Fund
Guardian Diversified Research VIP Fund
Guardian Large Cap Disciplined Value VIP Fund
Guardian Growth & Income VIP Fund
Guardian Mid Cap Relative Value VIP Fund
Guardian Mid Cap Traditional Growth VIP Fund
Guardian International Value VIP Fund
Guardian International Growth VIP Fund
Guardian Core Plus Fixed Income VIP Fund
Guardian Small Cap Core VIP Fund
Guardian Global Utilities VIP Fund
Guardian Multi-Sector Bond VIP Fund
Guardian Total Return Bond VIP Fund
Guardian U.S. Government Securities VIP Fund